FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 2004-7

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                            dated September 25, 2003
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                               November 23, 2004
Irving, Texas 75063

      Goldman, Sachs & Co. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2004-7 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2004-7 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 2004-7 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 2004 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $235,064,086 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall be between 240 and 360 months. The original term to maturity of each Mortgage Loan included in Pool II shall be 180 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                        Principal           Interest           Class Purchase
      Class              Balance              Rate            Price Percentage
      -----           -------------       ------------        ----------------
       B-1            $3,761,000.00       Variable (1)                99.8244%
       B-2            $1,293,000.00       Variable (1)                98.3995%
       B-3              $705,000.00       Variable (1)                94.6290%

(1) The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, November 30, 2004 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AA" from Fitch Ratings. ("Fitch"), in the case of the Class B-1 Certificates, (ii) at least "A" from Fitch, in the case of the Class B-2 Certificates and (iii) at least "BBB" from Fitch, in the case of the Class B-3 Certificates.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                              Very truly yours,


                                              GOLDMAN, SACHS & CO.


                                              By:_______________________________
                                                 Name:
                                                 Title:

The  foregoing  Agreement is
hereby  confirmed and accepted
as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.


By:_______________________________
   Name:
   Title:



FIRST HORIZON HOME LOAN CORPORATION


By:________________________________
   Name:
   Title: